EXHIBIT 10.1

EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (the “Agreement”) dated as of September 23, 2003 (the “Effective Date”), by and between WEBMD CORPORATION, a Delaware corporation (the “Company”), and ANDREW CORBIN (“Executive”).

      WHEREAS, the Company desires to employ Executive on a full-time basis on the terms described herein and Executive desires to be so employed by the Company;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein (including, without limitation, the Company’s employment of Executive and the advantages and benefits thereby inuring to Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

      1. Effectiveness of Agreement and Employment of Executive.

      1.1. Effectiveness of Agreement. The first day of your employment with the Company shall be October 13, 2003 (the “Employment Commencement Date”)

      1.2. Employment by the Company. The Company hereby employs Executive as Chief Financial Officer of the Company as of the Employment Commencement Date and Executive hereby accepts such employment with the Company. Executive shall report to the Chief Executive Officer, and perform such duties and services for the Company and its subsidiaries and affiliates (such subsidiaries and affiliates collectively, “Affiliates”), as may be designated from time to time, by the Chief Executive Officer of the Company and as are consistent with his role as Chief Financial Officer. Executive shall use his best and most diligent efforts to promote the interests of the Company and the Affiliates, and shall devote all of his business time and attention to his employment under this Agreement; provided, however, that Executive shall be permitted to manage his personal, financial and legal affairs that may from time to time require insubstantial portions of his working time, but would not singularly or in the aggregate interfere or be inconsistent with his duties and obligations under this Agreement.

      2. Compensation and Benefits.

      2.1. Salary. The Company shall pay Executive for services during the Employment Period a base salary at the annual rate of $450,000. Any and all increases to Executive’s base salary (as it may be increased, “Base Salary”) shall be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

      2.2. Bonuses. (a) For the fiscal year ending December 31, 2003, Executive shall be entitled to receive no less than $56,250 payable at such time as bonuses are paid to executive officers generally so long as Executive remains in the employ of the Company on the payment date. Thereafter, during the Employment Period, Executive shall be eligible to receive an annual bonus, the target of which is 50% of Base Salary, in the sole discretion of the Compensation Committee. Such bonus, if any, shall be payable at such time as executive officer bonuses are paid generally so long as Executive remains in the employ of the Company on the payment date.

      (b) Executive shall be entitled to receive a one-time special sign on payment in an amount equal to $66,667, less applicable taxes, as promptly as practicable after the Employment Commencement Date; provided, however, that in the event Executive resigns without Good Reason or is terminated for Cause (as such terms are defined below) prior to the one year anniversary of the Employment Commencement Date, Executive shall be required to repay such amount to the Company.

      (c) Executive shall be entitled to receive a one-time special payment of $145,000 (less applicable taxes) as soon as practicable following the first anniversary of the Employment Commencement Date so long as he remains in the employ of the Company on such date.

      2.3. Benefits; Car Allowance. (a) During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs or vacation leave of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Executive shall be entitled to no less than four weeks vacation per year.

      (b) During the Employment Period, the Company shall provide Executive with a car allowance equal to $1000 per month.

      2.4. Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly and reasonably incurred by him on behalf of the Company or its Affiliates in the performance of his duties hereunder.

      3. Employment Period.

      Executive’s employment under this Agreement shall commence as of the Employment Commencement Date, and shall terminate on the fifth anniversary thereof, unless terminated earlier pursuant to Section 4 (the “Initial Employment Period”). Unless written notice of either party’s desire to terminate this Agreement has been given to the other party prior to the expiration of the Initial Employment Period (or any one-month renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-month periods (as it may be so extended, the “Employment Period”).

      4. Options.

      (a) Subject to the approval of the Compensation Committee, on the Employment Commencement Date, Executive shall be granted a nonqualified option to purchase 600,000 shares of the Company’s common stock under the Company’s 2000 Long Term Incentive Plan (the “Option”). The per share exercise price shall be the closing price of the Company’s common stock on the Employment Commencement Date and the Option shall vest, subject to Executive’s continued employment on the applicable vesting dates (except as set forth in Section 5), in four equal annual installments of 25% commencing on the first anniversary of the Employment Commencement Date. The Option will have a term of ten years, subject to earlier expiration in the event of the termination of Executive’s employment. Subject to the terms of this Agreement, the Option shall be evidenced by the Company’s standard form of option agreement.

      (b) Executive acknowledges that any and all equity awards that may be made in the future to him shall be determined by the Compensation Committee in its sole discretion. During the Employment Period, consistent with the compensation practices of the Company, the Compensation Committee shall on an annual basis review Executive’s option (including other forms of equity compensation that may have been awarded (if any)) position to determine its appropriateness in light of, among other things, his executive position with the Company, his performance and length of service.

      5. Termination.

      5.1. Termination by the Company for Cause. Executive’s employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid compensation to the effective date of such termination.

      (b) For purposes of this Agreement, the term “Cause” shall mean any of the following:

            (i) Executive’s willful failure to perform his duties or Executive’s bad faith in connection with the performance of his duties, following written notice from the Board of Directors of the Company or its designee detailing the specific acts and a thirty (30) day period of time to remedy such failure;

            (ii) Executive engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence that is demonstrably injurious to the Company or any of its Affiliates;

            (iii) Executive’s material breach of a policy of the Company or any of its Affiliates, which breach is not remedied (if susceptible to remedy) following written notice by the Board of Directors of the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach;

            (iv) Any material breach by Executive of this Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Board of Directors of the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach; or

            (v) Executive’s commission of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude.

      5.2. Permanent Disability; Death. If during the term of this Agreement, Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period (“Permanent Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. In the event the Company terminates Executive’s employment as a result of his Permanent Disability or death, Executive or Executive’s estate shall be entitled to the benefits that he would have been entitled to receive if Executive’s employment had been terminated by the Company without Cause pursuant to Section 5.4 (subject to the provisos and conditions set forth therein); provided, however, that the Company shall have no other obligation to Executive or Executive’s estate pursuant to this Agreement in the event that Executive’s employment with the Company is terminated by the Company pursuant to this Section 5.2.

      5.3. Resignation by the Executive. Executive may voluntarily resign from his employment with the Company, provided that Executive shall provide the Company with thirty (30) days’ advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate. Upon such a termination, the Company shall have no obligation other than the payment of Executive’s earned but unpaid compensation to the effective date of such termination.

      5.4. Termination by the Company Without Cause. Executive’s employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Executive’s employment without Cause prior to a Change of Control (as defined in Section 5.6), the Company shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):

            (i) The continuation of his Base Salary, as severance, for a period commencing on the date of termination and ending one year from the date of termination (the “Severance Period”);

            (ii) At such time as bonuses are paid to executive officers generally for the fiscal year in which the Executive’s employment is terminated, Executive shall be eligible to receive the bonus for such year, the amount of which to be determined based upon the Company’s bonus program in effect for such fiscal year or, if no such bonus program is in effect at such time, then Executive shall be entitled to receive the target bonus of 50% of Base Salary (such amount being referred to as the “Bonus Upon Termination”).

            (iii) Executive shall be eligible to continue to participate during the Severance Period on the same terms and conditions that would have applied had he remained in the employ of the Company during the Severance Period, in all health, medical, dental, life and disability plans provided to Executive at the time of such termination and which are provided by the Company to its employees generally following the date of termination (“Welfare Plans”), provided that the Company may require the Executive to elect COBRA and, in such case, the Company shall pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the period that Executive is eligible for COBRA; and

            (vi) The Option shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof, as if Executive remained in the employ of the Company through the next vesting date applicable to the Option;

provided, however, that the continuation of such salary and benefits, bonus payment and the continued vesting and exercisability of the Option shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 5.1 of this Agreement (including any material breach of the covenants contained in Section 6 below), provided further, however, that Executive’s eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. If Executive is precluded from participating in any Welfare Plan by its terms or applicable law, the Company shall provide Executive with benefits that are reasonably equivalent in the aggregate to those which Executive would have received under such plan had he been eligible to participate therein, provided that the Company’s cost or expense therefor shall in no event exceed what the Company would have been required to incur if Executive participated in the Company’s plan. In the event that Executive’s employment is terminated by the Company (or the acquiring company) without Cause on or after a Change of Control, Executive shall be entitled to all of the benefits described in Section 5.6.

      5.5. Termination by the Executive For Good Reason. Executive’s employment with the Company may be terminated by the Executive for Good Reason on 30 days written notice to the Company, which notice shall detail the specific basis for such termination. The Company shall be given the opportunity to cure the basis for such termination within such 30 days period. For the purpose of this Section of this Agreement, the term “Good Reason” means any of the following: (i) a material breach by the Company of its obligations to the Executive under this Employment Agreement, (ii) a material demotion of his position with the Company, and (iii) if Executive is required by the Company to relocate to a location that is more than 50 miles from the Company’s headquarters and such new headquarters is outside of the New York City metropolitan area. If the Executive terminates his employment under this Section, the Executive shall be entitled to receive the same benefits as if his employment had been terminated by the Company without Cause under Section 5.4 (subject to the provisos and conditions set forth therein). In the event that Executive’s employment is terminated by Executive for Good Reason on or after a Change of Control, Executive shall be entitled to all of the benefits described in Section 5.6; provided, however, that Executive acknowledges and agrees that in the event of such Change in Control, the acquiring company or the company resulting from the Business Combination (as defined below) may require that Executive transition his responsibilities or otherwise assist in the integration of the companies during the first year following such Change in Control and such requirement shall not constitute Good Reason.

      5.6. Change of Control. In the event of a Change of Control (as defined below), the Executive may terminate his employment with the Company upon 30 days’ written notice to the Company at any time after a 12 month period following the occurrence of the Change of Control. In the event of such a termination by Executive, Executive will be entitled to the (i) continuation of the Base Salary, as severance, for a period of three years from the date of termination, (ii) payment of the Bonus Upon Termination (if any) for the year in which Executive’s employment is terminated, payable at such time as executive officer bonuses are paid generally, (iii) continued participation in the Welfare Plans as described in Section 5.4(iii) for a period of three years from the date of termination and (iv) the Option shall remain outstanding and continue to vest as if Executive remained in the employ of the Company until the last vesting date applicable to the Option, in each case subject to the provisos and conditions in Section 5.4. For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:

      (a) both (i) any person, entity or group shall have acquired at least 50% of the voting power of the outstanding voting securities of the company, excluding Martin J. Wygod and his affiliates, and (ii) following such acquisition of 50% Voting Power, Roger C. Holstein shall not serve as Chief Executive Officer (or Co-Chief Executive Officer) or Chairman (or Co-Chairman) of the acquirer of 50% Voting Power; or

      (b) both (i) a merger whereby the Company (or an Affiliate thereof) is not the surviving entity or a sale of other disposition of all or substantially all of the assets of the Company (“Business Combination”) shall have occurred and (ii) following such Business Combination, Roger C. Holstein shall not serve as Chief Executive Officer (or Co-Chief Executive Officer) or Chairman (or Co-Chairman) in the corporation resulting from such Business Combination; or

      (c) a complete liquidation or dissolution of the Company shall have occurred.

      5.7. Liquidated Damages. Executive acknowledges that any payments and benefits under Section 5 resulting from a termination of Executive’s employment with the Company are in lieu of any and all claims that the Executive may have against the Company (other than benefits under the Company’s employee benefit plans that by their terms survive termination of employment and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). The Company may require that the Executive execute and not revoke a release of claims in a form provided by the Company as a condition to Executive’s the receipt of such payments.

      6. Restrictive Covenants.

      6.1 Confidentiality. Executive understands and acknowledges that in the course of his employment and as a result of signing this Agreement, he will be granted access to and will learn information that is proprietary to, or confidential to the Company and its Affiliates that concerns the operation and methodology of the Company and its Affiliates and that provides the Company with a competitive advantage, including, without limitation, business strategy and plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines, technical data, computer source codes, programs, software, knowhow and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), and customer and employee information (collectively, “Proprietary Information”). Proprietary Information shall include all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Executive agrees that, at all times (including following termination of this Agreement), he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which Executive can demonstrate by written record (a) was already available to the public at the time of disclosure, or subsequently become available to the public, otherwise than by breach of this Agreement, or (b) was the subject of a court order for Executive to disclose, provided that Executive give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure. Upon any termination of this Agreement, Executive shall immediately return to the Company all copies of any Proprietary Information in his possession.

      6.2 Restrictions on Solicitation. In order to protect the Company’s Proprietary Information, during the period beginning on the Effective Date and ending on the eighteen month anniversary of the date of cessation of the employment of the Executive for any reason whatsoever (the “Restricted Period”), Executive shall not, directly or indirectly, without the prior written approval of the Company:

      (a) solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company or its Affiliates, or in any other way interfere with the Company’s or an Affiliate’s employment or contractual relations with any of its employees or independent contractors, nor will Executive solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company or an Affiliate at any time during the one year period immediately prior to the termination of Executive’s employment with the Company;

      (b) call upon or solicit, on behalf of a Competitive Business (as hereinafter defined), any existing or prospective (with whom Executive has had contact during the last 12 months of his employment) client, or customer of the Company, nor will Executive attempt to divert or take away from the Company the business of any such client or customer.

      6.3 Restrictions on Competitive Employment. (a) During the Restricted Period, Executive shall not (as principal, agent, employee, consultant or otherwise), anywhere in the United States, directly or indirectly, without the prior written approval of the Company, engage in, or perform duties for, a Competitive Business. Notwithstanding the foregoing,

Executive may have an interest consisting of publicly traded securities constituting less than 2 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company.

      (b) For purposes of the covenant not to compete set forth in paragraph (a) above, Executive acknowledges that the Company and its Affiliates presently conduct their businesses throughout the United States. Executive agrees that the Restricted Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company and its Affiliates in the conduct of their businesses. The parties intend that the foregoing covenant of Executive shall be construed as a series of separate covenants, one for each geographic area specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth in paragraph (a) above. To the extent that the foregoing covenant or any provision of this Section 6.3 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.

      6.4 Extension of Restricted Period. The Restricted Period shall be extended by the length of any period during which Executive is in breach of the terms of this Section 6.

      6.5 Assignment of Developments. Executive acknowledges that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that Executive, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during his employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and he hereby assigns to the Company all of his rights, titles, and interest in and to all such Developments, if any. Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by Executive or made available to him concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of his employment with the Company.

      6.6 Competitive Business. Executive acknowledges that a “Competitive Business” shall mean any of the following: (i) any enterprise engaged in establishing electronic linkages between individual healthcare providers, patients, payors (including, without limitation, insurance companies, HMO’s, pharmacy benefits management companies, and/or self-insured employer groups), pharmacies, laboratories and/or other participants in the healthcare industry for the purpose of facilitating or conducting financial, administrative and/or clinical communication and/or transactions; (ii) any enterprise engaged in developing, selling or providing a consumer or physician Internet healthcare portal; (iii) any enterprise engaged in developing, marketing or providing healthcare information and/or management systems (including, without limitation, electronic medical and/or dental records software; physician practice management, dental practice management and/or other healthcare practice management software systems; and other financial, administrative and/or clinical systems for use in the healthcare industry) and/or services related thereto (including, without limitation, software support and maintenance services, hardware support and maintenance services, and training services); (iv) any enterprise engaged in developing, manufacturing and distributing proprietary porous and solid plastic products and components used in healthcare, industrial and consumer applications; and (v) any enterprise engaged in any other type of business in which the Company or one of its affiliates is also engaged, or plans to be engaged, so long as Executive is involved in such business or planned business on behalf of the Company or one of its affiliates.

      6.7 Investors, Other Third-Parties, and Goodwill. Executive acknowledges that all third-parties that Executive services or proposes to service while employed by the Company are doing business with the Company and not with Executive personally, and that, in the course of dealing with such third-parties, the Company establishes goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). Executive also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, third-parties, and that Executive will inevitably have to draw on such information were Executive to solicit or service any of the third-parties on his own behalf or on behalf of a Competitive Business.

      6.8 Nondisparagement. Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its Affiliates or any of their respective directors, officers or employees.

      6.9 Remedies. Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. Executive further acknowledges and agrees that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Executive’s ability to earn a livelihood or create or impose upon Executive any undue hardship. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

      7. Certain Additional Payments By The Company

      7.1 Gross-Up Payment. Anything in this Agreement to the contrary or any termination of this Agreement notwithstanding, in the event it shall be determined that any payment or distribution or benefit received or to be received by Executive pursuant to the terms of this Agreement or any other payment or distribution or benefit made or provided by the Company or any of its Affiliates, to or for the benefit of Executive (whether pursuant to this Agreement or otherwise and determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions actually disallowed under Section 68 of the Code solely as a direct result of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      7.2 Gross-Up Payment Calculation. Subject to the provision of Sections 7.1 and 7.3, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s certified public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made

(“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

      7.3 Claim by the IRS. Executive shall notify the Company in writing of any claim by the U.S. Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim;

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

            (iii) cooperate with the Company in good faith in order effectively to contest such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnity and hold Executive harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive shall agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall, to the extent permitted by law, advance the amount of such payment to Executive, on an interest-free basis and indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

      7.4 Entitlement to Refund. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      8. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

(1)	if to the Company:

WebMD Corporation River Drive Center 2 669 River Drive Elmwood Park, New Jersey 07407-1361 Telecopier No.: (201) 703-3401 Attention: General Counsel

(2)	if to the Executive at the address specified in the personnel files of the Company.

Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

      9. Miscellaneous.

      9.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:

      (i) No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.

      (ii) Executive, during his employment, shall use his best efforts to disclose to the Chief Executive Officer and the General Counsel of the Company in writing or by other effective method any bona fide information known by him and not known to the Chief Executive Officer and the General Counsel of the Company that he reasonably believes would have any material negative impact on the Company or any of its Affiliates.

      9.2 Entire Agreement. This Agreement and the agreement evidencing the Option contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

      9.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

      9.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the Executive. Executive’s rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 5.2 shall pass upon the Executive’s death to Executive’s executor or administrator.

      9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      9.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New Jersey applicable to contracts executed and to be wholly performed within such State.

      9.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

      9.8 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this

Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WEBMD CORPORATION

By:	/s/ Roger C. Holstein

Name: Roger C. Holstein Title: Chief Executive Officer

EXECUTIVE

/s/ Andrew Corbin Andrew Corbin